MANAGEMENT AGREEMENT

     This Agreement (the "Agreement") is made as of April 1, 1999 by and between American Residential Investment Trust, Inc., a Maryland corporation ("Manager"), and American Residential Eagle Bond Trust 1999-1, a Delaware statutory business trust (the "Issuer"), pursuant to the Deposit Trust Agreement, dated as of April 1, 1999 (the "Trust Agreement"), between Bear Stearns Asset Backed Securities, Inc. (the "Company"), as depositor, and Wilmington Trust Company, a Delaware banking corporation as Owner Trustee ("Owner Trustee").

                                   WITNESSETH:

     WHEREAS, the Issuer intends to issue its Mortgage-Backed LIBOR Notes, Class A, Series 1999-1 (the "Notes"), collateralized by a pool of fixed and adjustable rate mortgage loans owned by the Issuer ("Mortgage Loans"), as more particularly set forth in the Indenture (the "Indenture"), dated as of April 1, 1999, between the Issuer and Norwest Bank Minnesota, N.A., a national banking association, in its capacity as indenture trustee (the "Indenture Trustee"); and

     WHEREAS, the Issuer desires to retain Manager to provide certain management services to the Issuer in connection with the Notes; and

     WHEREAS, Manager is prepared to perform such services for the benefit of the Issuer;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Indenture and in the Master Servicing Agreement, dated as of April 1, 1999 (the "Master Servicing Agreement"), among Advanta Mortgage Corp. USA, the Issuer and the Indenture Trustee.

     2. Manager. Manager will serve as the manager of the Issuer.

     3. Management Services. The Manager will:

        (a) provide the following services to the Issuer without the Issuer's further direction:

        (i) cause the Notes executed by the Issuer to be delivered to the Indenture Trustee for authentication;

        (ii) cause definitive Notes to be prepared;

        (iii) cause to be kept a Note Register and appoint successor Note Registrars, if any;

        (iv) in connection with the original issuance of the Notes, prepare all Issuer Requests and Issuer Orders in connection with authentication and delivery of the Notes; obtain Opinions of Counsel; prepare Officers' Certificates and supply necessary supporting documents; supply insurance policies, surety bonds, instructions, opinions and such other documents as may be required by the terms of the Indenture or by the Indenture Trustee;

        (v) appoint a Note Paying Agent, if different from the Indenture Trustee, and direct the Indenture Trustee to deposit funds with such Note Paying Agent, if required; cause the Note Paying Agent to execute and deliver instruments to the Indenture Trustee, if required;

        (vi) prepare for execution by the Issuer and file or record all supplements, amendments, financing statements, continuation statements, instruments of further assurance and other instruments necessary for the protection of the Trust Estate;

        (vii) supply Opinions of Counsel as to the Trust Estate;

        (viii) monitor the Issuer's and other Persons' (including the Master Servicer's) performance of obligations and notify the Issuer and the Indenture Trustee of any event of default;

        (ix) prepare and deliver on behalf of the Issuer annual statements as to compliance with the Indenture and other documents to which the Issuer is a party;

        (x) affix the Indenture Trustee's name to each assignment of Mortgage and, except to the extent otherwise provided in the Master Servicing Agreement, record the Assignments of Mortgage and deliver the recorded Assignments to the Custodian;

        (xi) monitor the Issuer's obligations as to satisfaction and discharge of the Indenture and report to the Issuer any failure in the satisfaction of such obligations;

        (xii) give notice to the Noteholders of the resignation of the Indenture Trustee and the appointment of any successor Indenture Trustee;

        (xiii) furnish the Indenture Trustee with names and addresses of the Noteholders to the extent required;

        (xiv) prepare for execution by the Issuer and file all documents required to be filed on a periodic basis with the Securities and Exchange Commission and file such documents with the Indenture Trustee and deliver summaries of such documents to the Noteholders; monitor the Issuer's compliance with provisions of TIA Section 314(a);

        (xv) prepare and deliver to the Issuer for execution, as appropriate, and then deliver to the Indenture Trustee all documents and opinions and take all appropriate action with respect to the release of the Mortgage Loans;

        (xvi) with the consent of the Issuer, appoint Independent accountants and any successors and direct such Independent accountants or successors to prepare and deliver reports or certificates to the extent required by the Indenture;

        (xvii) prepare for execution and deliver on behalf of the Issuer certificates or Opinions of Counsel with respect to compliance with the Indenture;

        (xiii) record the Indenture, if required;

        (xix) cause to be prepared for execution by the Issuer and delivered or filed, all tax returns, financial statements and such annual or other reports of the Issuer or the Owner Trustee, in its capacity as such, as may be required pursuant to the Trust Agreement;

        (xx) cause to be calculated the original issue discount with regard to the Notes as requested from time to time;

        (xxi) cause to be prepared for execution by the Issuer and filed, recorded or delivered, such statements, instruments, notices, documents, agreements and certificates or other papers required of the Issuer pursuant to
Section 5.01 of the Trust Agreement;

        (xxii) deliver, on behalf of the Issuer, all documents and instruments with respect to each Mortgage Loan as required by the Master Servicing Agreement; and

        (xxiii) deliver, on behalf of the Issuer, a notice of redemption to the Indenture Trustee and any other notice of exercise of rights to remove Mortgage Loans from the Indenture;

        (b) provide the following services to the Issuer without the Issuer's further direction:

        (i) maintain (or cause to be maintained) the books of the Issuer on a calendar year basis using the accrual method of accounting;

        (ii) deliver (or cause to be delivered) to the Certificateholder as may be required by the Code and applicable Treasury Regulations, such information as may be required to enable the Certificateholder to prepare federal and state income tax returns;

        (iii) prepare and file or cause to be prepared and filed such tax returns relating to the Issuer as may be required by the Code and applicable Treasury Regulations (making such elections as may from time to time be required or appropriate under any applicable state or federal statutes, rules or regulations); and

        (iv) collect or cause to be collected any withholding tax as described in and in accordance with Section 5.01 of the Trust Agreement with respect to income or distributions to the Certificateholder and prepare or cause to be prepared the appropriate forms relating thereto;

        (c) pursuant to the Indenture between American Residential Eagle Bond Trust 1999-1, as Issuer, and Norwest Bank Minnesota, National Association, as Indenture Trustee, dated as of April 1, 1999 (the "Indenture"), perform the Issuer's obligations specified in sections 3.04(a), 3.05(a); 3.07(a), 3.07(c), 3.08, 6.09(f), 7.01(a), 7.04 and 11.01(a) of the Indenture for the Issuer without the Issuer's further direction;

        (d) pursuant to the Master Servicing Agreement, perform the Issuer's obligations specified in Section 2 of the Master Servicing Agreement for the Issuer without the Issuer's further direction; and amend from time to time the Schedule of Mortgage Loans, as defined in the Master Servicing Agreement, to reflect the addition of Replacement Mortgage Loans and the deletion of Deleted Mortgage Loans, pursuant to the provisions of the Master Servicing Agreement and the Indenture, for the Issuer without the Issuer's further direction;

        (e) perform the Issuer's obligations under the Custodial Agreement, including its obligation to pay the fees and expenses of the Custodian; and

        (f) otherwise provide such consultation, services and assistance as the Issuer may from time to time request in connection with the Owner Trustee's obligations under the Trust Agreement and/or the Issuer's obligations under the Indenture, the Trust Agreement, and the Master Servicing Agreement, in respect of the Notes.

        The Issuer shall cooperate with the Manager to facilitate the prompt performance by the Manager of its obligations under this Paragraph 3. The Manager may provide such services as required by this Paragraph 3 either directly or may assign such duties to one or more submanagers pursuant to submanagement agreements; provided, however, that any such submanager shall have been approved by the Issuer; and provided further that notwithstanding any such assignment the Manager shall remain liable for performing its duties and obligations under this Agreement; and

        (g) In performing its services hereunder, observe strictly the following:

        (i) the Issuer's operating expenses and liabilities will not be paid by the Manager or any affiliate thereof (excluding the Issuer) (an "AmREIT Person") except that certain organizational expenses of the Issuer and expenses relating to creation and initial implementation of the Issuer have been paid by the Manager;

        (ii) the Manager will maintain for the Issuer records and books of account separate from those of every AmREIT Person and telephone numbers, mailing addresses, stationery and other business forms that are separate and distinct from those of every AmREIT Person;

        (iii) any financial statements of any AmREIT Person which are consolidated to include the Issuer will contain detailed notes clearly stating that (A) all of the Issuer's assets are owned by the Issuer, and (B) the Issuer is a separate legal entity with its own separate creditors which will be entitled to be satisfied out of the Issuer's assets prior to any value in the Issuer becoming available to the Issuer's equity holders;

        (iv) the Issuer's assets will be maintained in a manner that facilitates their identification and segregation from those of any AmREIT Person;

        (v) the Manager will cause the Issuer to strictly observe formalities in its dealings with each AmREIT Person (including, without limitation, formalities in regard to the Issuer's status as a separate legal entity), and funds or other assets of the Issuer will not be commingled with those of any AmREIT Person. The Issuer will not be permitted to maintain joint bank accounts or other depository accounts to which any AmREIT Person has independent access;

        (vi) the Manager will cause any transaction between the Issuer and an AmREIT Person to be fair and equitable to the Issuer, to be the type of transaction which would be entered into by a prudent Person to the position of the Issuer with an AmREIT Person, and will be on terms which are at least as favorable as may be obtained from a Person which is not an AmREIT Person;

        (vii) any AmREIT Person that renders or otherwise furnishes services to the Issuer will be compensated by the Issuer at market rates for such services; and

        (viii) the Manager will not permit the Issuer or any AmREIT Person to be or to hold itself out to be responsible for the debts of the other.

     4. Manager Compensation. The Manager shall be entitled to receive from the Issuer a fee, payable monthly, at the rate and on the dates and in the manner provided in the Indenture.

     5. Limitation of Responsibility of the Manager.

        (a) The Manager will have no responsibility under this Agreement other than to render the services called for hereunder. The Manager, its affiliates, shareholders, directors, officers and employees shall not be liable to the Issuer, the Owner Trustee, the Indenture Trustee, the Noteholders or others, except by reason of acts constituting bad faith, willful misfeasance, gross negligence or reckless disregard of their duties. The Issuer will reimburse, indemnify and hold harmless the Manager and its affiliates, shareholders, directors, officers and employees with respect to all expenses, losses, damages, liabilities, demands, charges and claims of any nature in respect of any acts or omissions performed or omitted by the Manager and in accordance with the procedure set forth below.

        (b) Any amount due the Manager or its affiliates, shareholders, directors, officers and employees under Section 5(a) shall be paid by the Issuer, solely out of the assets of the Trust Estate that are free of the lien of the Indenture, promptly after each Payment Date, provided that all interest and principal due on the Notes on such Payment Date and all amounts then owing to the Indenture Trustee and the Owner Trustee have been paid in full. Any amount that cannot be paid to the Manager or its affiliates, shareholders, directors, officers and employees consistent with the foregoing proviso shall be paid promptly after each succeeding Payment Date until paid in full, in each case subject to the foregoing proviso.

     6. Term. This Agreement shall continue in effect until the termination of the Trust Agreement. If the date of such termination is not a Distribution Date, the Manager shall be paid the amount due it pursuant to Section 5(a) as of such termination promptly after such date of termination.

     7. Termination.

        (a) The Manager, at its election, may resign as Manager hereunder and be discharged of its duties hereunder upon not less than 30 days' notice to the Issuer, the Owner Trustee and the Indenture Trustee; provided, however, that no such resignation and discharge shall become effective until a Person selected by the Manager, who is acceptable to the Issuer in its discretion, shall have assumed and agreed to perform the duties of the Manager hereunder as evidenced by a written instrument to such effect delivered to the Issuer. Upon delivery of such written instrument to the Issuer, the Issuer shall promptly deliver to the successor Manager a written instrument acknowledging and accepting the assignment of the resigning Manager's rights hereunder to the successor Manager. Each such successor Manager shall be deemed to be the Manager for all purposes of this Agreement.

        (b) If any of the following events shall occur and be continuing:

        (i) the Manager shall violate any provision of this Agreement and such default is not cured within ten days after written notice thereof is given to the Manager by the Issuer or the Indenture Trustee;

        (ii) a court of competent jurisdiction shall enter a decree or order for relief in respect of the Manager in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Manager or for any substantial part of its property, or order the winding-up or liquidation of its affairs; or

        (iii) the Manager shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Manager or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; then, in any such event this Agreement may be terminated by the Issuer.

     8. Indenture Trustee as Beneficiary. Each of the Owner Trustee, the Note Insurer and the Indenture Trustee shall be an intended third-party beneficiary of this Agreement and the Note Insurer or the Indenture Trustee shall be entitled to enforce the rights of the Issuer hereunder for the benefit of the Noteholders.

     9. Assignment. The Manager may not assign this Agreement (other than (i) the assignment of the duties under this Agreement to one or more submanagers approved by the Issuer or (ii) to a corporation or other organization which is a successor by merger, consolidation or purchase of substantially all of the assets of the Manager) unless such assignment is consented to in writing by both the Issuer and the Indenture Trustee. Such an assignment, if so consented to, shall bind the assignee hereunder in the same manner as the Manager is bound hereunder. This Agreement shall not be assignable by the Issuer without the consent of the Manager, except for assignment to the Indenture Trustee pursuant to the Indenture and in the case of assignment to a corporation or other organization which is a successor by merger, consolidation or purchase of substantially all of the assets to the Issuer, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Issuer is bound hereunder.

     10. Heading. The section headings hereof have been inserted for convenience and reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

     11. Amendments. This Agreement may not be amended, changed, modified or terminated except in writing signed by Manager and the Issuer and unless approved by the Indenture Trustee, such approval not to be unreasonably withheld.

     12. Governing Law. This Agreement shall be governed by and construed under the substantive laws of the State of New York applicable to agreements made and to be performed in the State of New York and the obligations, rights and remedies of the parties hereto shall be determined in accordance with such laws.

     13. Notices. All notices, requests and other communications permitted or required hereunder shall be in writing and shall be deemed to have been duly given when received.

          If to Manager to:

             American Residential Investment Trust, Inc.
             445 Marine View Avenue, Suite 230
             Del Mar, CA  92014
             Attention:  Lisa Faulk and/or Rollie Lynn

          If to the Issuer to:

             American Residential Eagle Bond Trust 1999-1
             c/o Wilmington Trust Company as Owner Trustee
             Rodney Square North
             1100 N. Market Street
             Wilmington, Delaware  19890-0001
             Attention:  Corporate Trust Administration

     14. Counterparts. This Agreement may be executed in one or more counterparts, any of which shall constitute an original as against any party whose signature appears on it, and all of which shall together constitute a single instrument. This Agreement shall become binding when one or more counterparts, individually or taken together, bear the signatures of all parties.

     15. Limitation of Liability of Wilmington Trust Company. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered in the name and on behalf of the Issuer by Wilmington Trust Company, not individually or personally but solely as owner trustee of American Residential Eagle Bond Trust 1999-1, in the exercise of the powers and authority conferred and vested in it under the Trust Agreement, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust Company but is made solely in the name and on behalf of the Issuer and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on the part of Wilmington Trust Company, other than any liability in connection herewith arising out of its gross negligence, bad faith or willful misconduct, and (d) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Agreement or the other Operative Documents or otherwise.

     16. Nonpetition Covenants. Notwithstanding any prior termination of this Agreement, the Manager shall not, prior to the date which is one year and one day after the termination of this Agreement with respect to the Issuer, acquiesce, petition or otherwise invoke or cause the Issuer (or any assignee) to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Issuer under any federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Issuer.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day first above written.

                                        AMERICAN RESIDENTIAL
                                        INVESTMENT TRUST, INC.

                                        By: /s/ Jay M. Fuller
                                            --------------------------------
                                            Name:  Jay M. Fuller
                                            Title:

                                        AMERICAN RESIDENTIAL EAGLE
                                        BOND TRUST 1999-1

                                        By: Wilmington Trust Company,
                                            not in its individual capacity
                                            but solely as Owner Trustee

                                            By: /s/ Emmett Harmon
                                               -----------------------------
                                               Name:  Emmett Harmon
                                               Title:  Vice President